Exhibit A

(to the Centre Funds Shareholder Services Plan)

Dated: August 21, 2020

Fund	Class of Shares
Centre American Select Equity Fund	Investor Class Institutional Class
Centre Global Infrastructure Fund	Investor Class Institutional Class